Exhibit 10.2
RETENTION INCENTIVE AGREEMENT
This Retention Incentive Agreement (“Agreement”) is made this 1st day of April, 2008, by and between BlueLinx Corporation (hereinafter “Company”) and Duane G. Goodwin (“Employee”).
WITNESSETH
WHEREAS, the Company’s former Chief Executive Officer resigned effective as of March 10, 2008;
WHEREAS, Company recognizes the significance of Employee’s contributions to the Company and its future success and Company wishes to provide incentives to encourage Employee to remain employed by Company; and
WHEREAS, Employee knowingly and voluntarily agrees to the arrangement described below.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, Employee and Company agree as follows:
1. Retention Incentive and Bonus by Company.
Employee shall receive an increase of his annual base salary to the amount of Four Hundred Thousand Dollars ($400,000.00), on January 1, 2009. In the event Employee remains employed by Company through April 1, 2010, Employee shall receive a monetary bonus (the “Retention Bonus”) in the aggregate amount of Five Hundred Thousand Dollars ($500,000.00).
2. Employment Status.
Employee and Company agree that this Agreement does not create any rights in Employee beyond the potential right to payment of the Retention Incentive. Employee and Company agree that, unless agreed to separately in writing, Employee’s employment is for an indefinite period of time and is at will. Company may terminate Employee’s employment, and Employee may resign from his employment, at any time, with or without cause and with or without notice.

3. Confidentiality.
This Retention Incentive is a confidential arrangement between Employee and BlueLinx Corporation, and Employee agrees to treat it confidentially with respect to other employees and not discuss it with others outside the company except as is necessary in the filing of Employee’s tax returns.
4. Miscellaneous.
a. Entire Agreement. This Agreement sets forth all understandings between Employee and Company regarding the payment of the incentives described herein.
b. Negotiated Agreement. This Agreement is the product of input from all parties and the parties agree that no ambiguity in the Agreement shall be construed against either party on of the grounds that such party is deemed to have drafted any portion of the Agreement.
c. Assignment. This Agreement is for personal services by Employee and Employee is not entitled to assign this Agreement without written consent by Company. Company may assign this Agreement without the consent of Employee.
d. Taxes. All payments hereunder shall be subject to all applicable taxes required to be withheld by BlueLinx pursuant to federal, state and local laws.
e. Binding Effect. This Agreement will inure to the benefit of and be enforceable by Employee’s legal representatives. This Agreement will inure to the benefit of and be binding upon Company and its successors and assigns.
f. Amendment. No change, amendment or modification of this Agreement shall be effective unless it is in writing and signed by Employee and Company.
g. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Georgia without reference to its conflict of laws provisions.
It is so agreed as of the date first written above:

BLUELINX CORPORATION	EMPLOYEE

By: /s/ Howard S. Cohen	By: /s/ Duane G. Goodwin

Print Name: Howard S. Cohen	Print Name: Duane G. Goodwin

Title: Chairman & Interim CEO	Title: Senior Vice President — Supply Chain

Date: April 1, 2008	Date: April 1, 2008

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